Exhibit 99.8

MOFO COMMENTS: 8/2/2019

SUBJECT TO FRE 408

CONFIDENTIAL

FOR DISCUSSION AND SETTLEMENT PURPOSES ONLY

ILLUSTRATIVE DIP TERM SHEET

Facility

Superpriority Priming Term Loan (the “DIP Facility”), to be in the form of term loans or other form (including notes) acceptable to the 1L Group and the Debtors, in connection with a bankruptcy filing on August 11, 2019 (the “Petition Date”)

Borrower/Guarantors	SN/Each of SN’s direct and indirect subsidiaries that are Debtors, jointly and severally liable with Borrower

DIP Lenders

New Money DIP Loans backstopped by the 1L Group (the “DIP Lenders”), and Roll-Up Loans offered to all holders of the 1L Notes who are DIP Lenders pro rata prior to entry of the interim order approving the DIP Facility

Size	$175 million (the “New Money DIP Loans”); $175 million of roll-up loans (“Roll-Up Loans”) subject to entry of Final DIP Order and lien challenge period

Maturity	9 months from the Petition Date, subject to earlier termination upon occurrence of customary defaults

Priority and Liens

New Money DIP Loans

•                  Subject to agreed-upon carve-out

•      Superpriority administrative claim status

•      Perfected first priority senior security interest and lien on all unencumbered property

•      Perfected junior lien on all property subject to valid, perfected and unavoidable liens

•      Perfected first priority, senior priming security interest and lien on all of the property that is subject to the existing 1L liens

•      Debtors waive all rights to marshalling; DIP Lenders shall have the right, in their sole discretion, to allocate repayment and recovery of any portion of the DIP Facility Loans to or from any portion of their respective collateral and/or administrative claims

Roll-Up Loans

•                  Subject to agreed-upon carve-out and the New Money DIP Loans

•      Superpriority administrative claim status

•      Perfected priming senior security interest and lien on all property subject to valid, perfected and unavoidable prepetition liens of the 1L Notes

DIP Order

Form of DIP orders shall be reasonably acceptable to DIP Lenders and the Debtors, and, among other things, shall contain customary indemnities for DIP Lenders and a customary challenge period with respect to the extent, validity, priority, perfection, enforceability, and non-avoidance of the liens and security interests securing the 1L Notes

Interest/Fees

•                  Interest: L+800bps subject to a LIBOR floor of 2.0% on New Money DIP Loans and interest on the Roll-Up Loans at the non-default rate under the 1L Notes

•                  Backstop Fee: 5%, earned and payable in cash upon signing of commitment papers

•                  Exit Fee:  1% earned and payable upon exit

Conditions Precedent	• Acceptable DIP Budget (defined below) • [Other customary conditions precedent]

Covenants

•                  Covenants

•            Usual and customary covenants for financings of this type

•                  Financial Covenants

•            Minimum Liquidity: $[•] million excluding cash held at SN EF Maverick

•            Beginning the second full calendar week following entry of the interim DIP Order, compliance with approved DIP budget (the “DIP Budget”), subject to permitted variance of 15%, tested individually on a rolling 4-week basis on disbursements, excluding professional fees payable to professionals employed pursuant to sections 327 and 1103 of the Bankruptcy Code and the professional fees payable to the 1L Group, indenture trustee and collateral trustee pursuant to the DIP Order; provided that there will be a permitted variance of 25% on the “midstream” line item for only the first four weeks following entry of the interim DIP Order.

Reporting	• 13-week cash flow forecast, updated every 4 weeks • Weekly DIP Budget variance

Draw-Downs	• $50 million funded upon entry of interim order approving DIP Facility • Remaining amount funded upon entry of final order approving the DIP Facility

Milestones

•                  Interim order approving DIP Facility: 5 days after Petition Date

•                  Final order approving DIP Facility: 40 days after Petition Date

•                  Filing of a plan of reorganization (the “Plan”) providing for payment in full in cash of the DIP Loans, and the related disclosure statement: 110 days after the Petition Date

•                  Order approving the disclosure statement: 155 days after the Petition Date

• Order confirming the Plan: 225 days after the Petition Date • Effective date of the Plan: 255 days after the Petition Date

Adequate Protection

Subject in all respects to the agreed-upon carve-out, (i) a lien junior to the liens of the DIP Facility on all of the collateral securing the DIP Facility, (ii) a superpriority administrative claim, junior only to the DIP Facility superpriority claim, and (iii) payment of current cash interest at the contractual non-default rate in respect of the 1L Notes, subject to recharacterization, and (iv) payment of all fees and expenses of the 1L Group, indenture trustee and collateral trustee

Debtors will also waive all rights to marshaling, and holders of 1L Notes, shall have the right, in their sole discretion and subject to the rights of DIP Lenders, to allocate repayment and recovery of any portion of the 1L Notes obligations to or from any portion of their respective collateral and/or administrative claims.

Credit Bidding	DIP Lenders and collateral trustee have ability to credit bid, including with respect to adequate protection claims, consistent with Bankruptcy Code section 363(k) and applicable law

Refinancing of RCF/Payment of Unwound Hedging Obligations

DIP Facility proceeds will be used to (i) pay off the revolving credit facility, including cash collateralization of letters of credit outstanding at the commencement of the Debtors’ chapter 11 cases and (ii) pay in cash any unwound hedging obligations, subject to entry of the interim DIP Financing order